CURTISS-WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
As Amended and Restated effective January 1, 2015
TWELFTH INSTRUMENT OF AMENDMENT
Recitals:
1.Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss-Wright Corporation Savings and Investment Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2015.
2.Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan for the following reasons:
a.To reflect the terms of a new collective bargaining agreement covering Employees of the Company’s Engineered Pump Division that increases the Matching Contribution formula, effective August 17, 2019; and
b.To increase the eligibility for making in-plan Roth rollovers.
3.Section 12.01(a) of the Plan permits the Company to amend the Plan at any time and from time to time.
4.Section 12.01(b) authorizes the Curtiss-Wright Corporation Administrative Committee to adopt Plan amendments on behalf of the Company under certain circumstances.
5.Certain of the Plan amendments described herein shall be subject to approval by the Board of Directors.
Amendments to the Plan:
1.Effective August 17, 2019, Section 3.07(d) is amended in its entirety to read as follows:
(d) From and after August 17, 2019, the Employer shall contribute on behalf of each of its Frozen Members, other than a member of a unit of Employees covered by a collective bargaining agreement, with the exception of (i) the collective bargaining agreement covering Employees of Williams Controls, Inc., (ii) a collective bargaining agreement covering Employees of the Employer that had adopted the EMS Plan, and (iii) the collective bargaining agreement covering Employees of the Target Rock operations of Curtiss-Wright Flow Control Corporation, and Acquired Members who elected to make Deferred Cash Contributions, Roth Deferred Cash Contributions, and/or After-Tax Contributions, Matching Contributions in an amount equal to 50% of the Deferred Cash Contributions, Roth Deferred Cash Contributions, and/or After-Tax Contributions made by the Member to the Plan that do not exceed the first 8% (6% in the case of Employees described in subparagraph (i) above) of the Member’s Compensation during each payroll period. In no event shall the amount of Matching Contributions made under this Section 3.07(d) equal more than 4% (3% in the case of Employees described in subparagraph (i) above) of a Member’s Compensation for the payroll period. Matching Contributions shall first be made with respect to Deferred Cash Contributions, and Roth Deferred Cash Contributions, then with respect to After-Tax Contributions.
2.Effective December 1, 2019, the last paragraph of Section 3.08 is amended in its entirety to read as follows:
Effective December 1, 2019, a Member who is then an Employee may elect to transfer any amount from one or more of his Accounts to his Roth Deferred Cash Contribution Account (an “in-plan Roth rollover”), without regard to whether such amount (1) is otherwise eligible for distribution from the Plan or (2) qualifies as an eligible rollover distribution pursuant to Section 402(c)(4) of the Code, provided that such transfer is not made from the Member’s Roth Deferred Cash Contribution Account. Any such in-plan Roth rollover shall be made in accordance with, and treated as a taxable distribution to the extent required by, Section 402A(c)(4) of the Code and any regulations and other guidance issued under that provision.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this amendment has been executed on this day of , 2019.

Curtiss-Wright Corporation
Administrative Committee

By:
Christopher J. McMahon
2